Exhibit 10.56

1. PARTIES

Landlord	WH2005 / NIAM III East Holding Ltd	Telephone	020 431 31
Address	c/o Sponda Oyj / Korkeavuorenkatu 45, 00130 HELSINKI	Business ID	2080132-3
Contact person	Tampere: Laulunen Markku	Telephone	020 431 3871/fax 020 431 3851
Rent account: 313130-1261148	Telefax 020 431 3333	E-mail	markku.laulunen@sponda.fi

Tenant	Lionbridge Testing Services Oy	Social security number / Business ID 0196816-0
Address	Hermiankatu 3 A, 33720 TAMPERE	Telephone	09 6133 500
Contact person	Sanna Piha	Telephone	040 300 4450
Contact person’s e-mail sanna.piha@lionbridge.com

2. OBJECT OF LEASE AND ITS PURPOSE OF USE

Name of the object	Hermitec Oy	Approx. floor area of the premises subject to lease 1392,0 m²
Address	Hermiankatu 12, 33720 TAMPERE	Premises subject to lease Apartment numbers A 1 (office premises), B 2 (office premises).

The floor area of the leased premises has not been subject to verifying measurement and the floor area is not the only factor used in determining the rent.
Purpose of use office		The significance of the purpose of use has been agreed on in more detail in the Appendix.

3. TERM OF LEASE

Validity of the agreement	Commencement date	Expiration date	Right of possession commences on	Payment obligation commences on

☐ fixed term ☒ until further notice	1.2.2012		1.2.2012	1.3.2012

The tenant does not have the right to terminate the agreement due to a delay in receiving possession.

For the landlord, the period of notice is 6 months. The first day of notice is 31.1.2015 and subsequently the last day of each month.	For the tenant, the period of notice is 6 months. The first day of notice is 31.1.2015 and subsequently the last day of each month.

Additional information on validity

4. RENT

4.1 Determination of Rent and Other Payments

Payment type	Payment without VAT /month	Payment including VAT/month	Amount of VAT/month
Office rent	15 312,00 €	18 833,76 €	3 521,76 €

Rents including VAT/month 18 833,76 €		Additional charges including VAT/month 0,00 €

Penalty interest	Rent period	Due date
16,00%	1 month	Rent is due on the 2. day of each month.

In addition to rent, the tenant is liable for the electricity bills according to the invoices and for any other compensation for the use directly to the real estate company/housing company unless otherwise agreed in the Appendix. Additional charges to the landlord are specified elsewhere in the agreement.

☒ The leased premises are / may be subject to value added tax, in which case value added tax will be added to the rent according to the tax rate in force from time to time.		VAT rate 23%	VAT 3 521,76 €

The tenant agrees to use the leased premises for purposes of use entitling value added tax deductions. The tenant agrees to compensate for all damage due to the tenant’s breach of the aforementioned obligation or the tenant causing an obligation to refund value added tax deductions made due to a breach of contract or other activities of the tenant.

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Validity of payments

Commencement date	Expiration date	Type of rent	Adjustment type	Net amount/month
1.3.2012		Office rent	Index review	7 645,00 €
1.3.2012		Office rent	Index review	7 667,00 €

4. 2 Rent Review

Adjustment type Index review	Index on which the rent is based Cost-of-living index (1951:10 = 100)

Payment types to be adjusted by index		Net amount/month
Office rent		15 312,00 €

Publication month and year of the basic index	Index figure	Adjustment dates and increase of index to be taken into account (%)
12 / 2011		Starting from 1.2.2013. February starting from 2013, 100,00%.

☒ Adjustment index months: December

☐ The adjustment index is the latest published index figure known at the time of adjustment.

☒ Should the index figure be lower, the rent will, however, not be reduced.

☐ Basic index will be amended upon increase.

☐ Increase is always at least 0,00%.

☐ Increase is always at least 0,00 €.

Additional information on adjustment:

5. SECURITY

The tenant provides the landlord with a security for the fulfilment of the tenant’s obligations under this agreement. The security must be valid for three (3) months after the expiry of the lease agreement. Unless the security is provided within the agreed period, the landlord has the right to terminate the lease agreement. The security remains valid for the benefit of a new landlord as well. The landlord must return the security without delay after the expiry of lease unless the tenant has unfulfilled liabilities relating to the lease.
The landlord shall notify in writing of any pending liabilities at the latest 1 month from the expiry of lease or from the date when the premises became vacant for the landlord.

Value of the security	Description of the security	Security type	To be provided by
45 950,00 €	bank deposit or bank quarantee		31.2.2012

6. MAINTENANCE

6.1 Maintenance of the Property

The landlord is liable for the structures of the property, defects due to the structure and the maintenance of plumbing, wiring and conduits serving the entire property.

6.2 Maintenance of the Leased Premises

The tenant is liable for the maintenance of the leased premises. However, as regards the premises leased by the tenant, the landlord is liable for defects due to the structure and for plumbing, wiring and conduits serving the entire property. The landlord is not liable for the renovation of surfacing or such other which are installed by the tenant and which deviate from normal standard.

6.3 Tenant’s Own Requirements

The tenant is liable for the maintenance of equipment and other systems obtained by the tenant. The tenant is liable for the maintenance of such structures, systems, equipment etc. even outside the premises in its possession if they only serve the tenant’s activities. The tenant is also liable for costs incurred from its own activities, such as alteration requirements in the object of lease and/
or leased premises due to official regulations.

Despite of what has been agreed on the maintenance here, the tenant is liable for any damage caused by the tenant.

7. ALTERATIONS

7.1 Alterations Prior to the Commencement of the Agreement

☒ No alterations shall be carried out on the leased premises prior to the commencement of lease.

7.2 Alterations by the Tenant During the Lease

The tenant may carry out alterations on the leased premises only after having received the landlord’s written consent. For details on the right to alterations, see section 3 of Appendix 1.

7.3 Alterations by the Landlord

The landlord may carry out repairs and alterations on the leased premises after having notified the tenant in advance. The landlord shall notify the tenant in advance of all repairs carried out on the leased premises at least two weeks prior to commencing the works.
However, minor maintenance works, which can be carried out without causing harm to the tenant’s activities and urgent repair works may be carried out immediately. The tenant shall be notified of alterations and repairs causing material harm to the use of the leased premises two months prior to commencing the works.

The landlord is entitled to reserve routes for e.g. water lines, sewers, electricity and data transmission etc. on the leased premises for the use of the property after having notified the tenant two months prior to commencing the works.

8. INSURANCES

The tenant shall insure the property on the leased premises and in the object of lease belonging to the tenant or to a third party against sudden and unexpected damage (e.g. water, fire, smut and dust damage) and to enforce the insurances during the term of lease. The tenant shall take out insurance on the activities it carries out on the leased premises.

In accordance with the Finnish Act on Commercial Leases, the landlord is not obliged to pay compensation for damage to movable property of the tenant or of a third party in the possession of the tenant unless such damage has been caused by the landlord’s carelessness or negligence. In accordance with the insurance terms, neither will any compensation be paid from the property’s insurance / full value insurance.

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9. DISPUTE RESOLUTION

In case of conflict, the parties primarily try to reach an agreement by negotiation. Unless an agreement is reached, all disputes arising of or in connection with this agreement shall be settled

☒  in the district court of the location of the object of lease.

10. APPENDICES

In addition to this actual agreement form, the following appendices form a part of this agreement

Appendix 1 – Appendix to the total lease agreement

Appendix 2 –

Appendix 3 –

In case of any discrepancies between the appendices and the actual agreement form, the agreement form shall primarily prevail.

11. MISCELLANEOUS

1.	Premises will be renovated by the landlord. The renovation includes wall painting and floor cleaning and waxing. Kitchen equipment will be completed if necessary.

2.	The tenant is responsible for the office electricity costs. The real estate company will invoice electricity costs afterwards.

3.	The tenant is responsible for the intranet. All cables in leased premises are available without costs.

4.	The payment includes parking place for 30 cars.

12. SIGNATURES

This agreement has been executed in two identical counterparts, one for each party.

The parties affirm that they have acquainted themselves with this lease agreement and its appendices and agree to comply therewith. The landlord has informed the tenant of the grounds on which the landlord’s right to lease is based on and of any restrictions on this right.

Place and date	TAMPERE 28.10.2011

Landlord		Tenant
	WH2005 / NIAM III East Holding Ltd		Lionbridge Testing Services Oy

/s/ Markku Laulunen		/s/ Sanna Piha

13. CONCEPTS

The concepts of this agreement and its appendices are interpreted in accordance with the concepts of the Finnish Association of Building Owners and Construction Clients (RAKLI) and the Institute for Real Estate Economics (KTI).

14. SPECIFICATION OF THE PREMISES

Identification	m²	Purpose of use	Type	Net/month	€/m²/month
A 1	695,0	offices	office premises	7 645,00 €	11,00 €
B 2	697,0	offices	office premises	7 667,00 €	11,00 €
Total	1392,0		Total	15 312,00 €

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APPENDIX TO THE TOTAL LEASE AGREEMENT

1. Purpose of Use

The tenant agrees to comply with the purpose of use agreed for the leased premises and only to carry on activities specified in the lease agreement. The landlord’s prior written consent shall be obtained for any changes in these activities. Conducting activities contrary to the agreement entitle the landlord to terminate the lease agreement.

If official regulations applicable to the tenant’s activities change and require alterations or repairs to the object of lease or to the leased premises, the tenant shall be liable for any costs incurred from them.

The tenant is obliged to provide the landlord with any necessary information required by the landlord for auditing the activities carried out on the leased premises and other matters referred to above within a reasonable time set by the landlord.

The tenant confirms that the object of lease and the leased premises including their equipment are in a condition that may reasonably be expected taking local conditions into consideration and the tenant accepts them as is unless otherwise separately agreed in writing on the condition or alterations of the object of lease and the leased premises.

2. Maintenance

The tenant shall maintain the leased premises with due care. The tenant is obliged to notify the landlord without delay of any observed faults or defects which the landlord is responsible for repairing.

The tenant shall be responsible for repairs required due to its activities, ordinary painting work, renewal of floor coverings, replacement of fluorescent tubes and bulbs as well as starters, replacement of the fuses in the group switchgears of the leased premises, repairs of windows and other glasses as well as all alterations and repairs caused by the tenant’s activities and other such costs that have not been agreed to be borne by the landlord.

The landlord decides on modernisations. The tenant and the landlord shall separately agree on any modernisations to be carried out during the term of lease and their cost effects.

3. Alterations by the Tenant

The tenant may carry out alterations on the leased premises only after having received the landlord’s written consent.

With respect to alterations, at least the following shall be agreed on:

•	what alterations may be carried out;

•	how the alterations are to be carried out/supervised;

•	who shall bear the costs;

•	who shall carry out the alterations;

•	whether the alterations paid by the tenant shall be reimbursed immediately/at the expiry of the term of lease/not at all; and

•	whether the alterations shall be removed at the expiry of the term of lease, whether any marks shall be cleaned or whether the alterations shall remain (with or without reimbursement).

Documents (technical drawings, inspection records etc.) of the alterations shall be prepared and one set/copies thereof shall be submitted to the landlord free of charge.

The tenant has the right to attach a nameplate on the stairwell and next to the front door in a place to be separately agreed with the landlord. The tenant may attach other plates, signs and advertisements as well as window decals only with the landlord’s consent.

4. Tenant’s Right to Compensation

The tenant has the right to be exempted from paying rent or to a rent reduction for the period during which the leased premises could not be used or during which the premises were not in the agreed condition except if the fault was attributable to the tenant.

5. Keys

The tenant is given the keys, access control cards etc. to the property and the leased premises against receipt once the lease agreement has been signed and the security provided. Should the tenant require additional keys during the term of lease, the landlord shall obtain new keys at the tenant’s expense. The tenant is responsible for the diligent safekeeping of the keys by the tenant and its personnel. Should any keys be lost or stolen, the tenant shall be liable for the costs incurred, including the sequencing of the locks and updating of the access cards etc.

6. Electricity Contract

If the tenant is responsible for the electricity costs, the tenant shall primarily enter into an electricity agreement directly with the electricity supplier, and if this is not possible, agree in writing with the real estate company on the invoicing of the electricity.

7. Waste Management, Cleaning and Security

Storing litter and waste is not permitted on the tenant’s customer/sales premises. The tenant shall at its own expense remove litter and waste to the place designated for them according to the instructions given on their sorting and treatment by the property owner.

The landlord is responsible for the arrangement of normal waste management. This refers to the arrangement of waste from industrial, service and other operations, which in its amount, quality and composition is comparable to household waste. The tenant shall be responsible for the management and treatment of other waste and hazardous waste and costs incurred from them, as well as recycling or the disposal of pallets.

The tenant is responsible for cleaning, window cleaning and security of the leased premises.

8. Environmental Liabilities

The tenant undertakes to comply with the laws, decrees and regulations relating to environmental protection in effect and to adhere to the environmental protection principles.

The tenant represents and warrants that the activities carried out by the tenant on the leased premises comply with the valid environmental laws and that the tenant has all valid official permits necessary for the tenant’s activities. The tenant undertakes to promptly notify the landlord of any damages. The landlord has the right to perform environmental audits on the leased premises and to prohibit any activities in violation of laws or official regulations. The landlord has the right to compensation arising from obligations the landlord has to assume as a result of violations of environmental laws and official regulations by the tenant. The security provided by the tenant may also be used for environmental obligations resulting from the tenant’s actions.

The landlord assures that premises contain no hazardous materials and comply with all laws.

9. Safe Use of the Premises

The tenant is obliged to use the premises with due care and to comply with the rules and regulations on occupational safety, environmental issues, health, cleanliness etc. The tenant is responsible for the safe use of the premises, not only on the tenant’s own part but on the part of its personnel, customers and visitors.

10. Activities on the Object of Lease / Property

The tenant may not by its actions cause harm to other users of the object of lease, the neighbours or the environment.

11. Safety Plan and Self-Initiated Preparation

According to the Finnish Rescue Act, the tenant is liable to prepare for the protection of persons and property on the leased premises as well as for the protection of the environment in dangerous situations and for such self-initiated rescue measures the tenant is capable of. According to the Finnish Rescue Act, the tenant is on the leased premises and the landlord or its representative together with the tenant in the object of lease and in their own activities are obliged to prevent dangerous situations happening, prepare for the protection of persons and property on the leased premises as well as for the protection of environment in dangerous situations and for such self-initiated rescue measures they are capable of. The tenant shall appoint a person to be responsible for the rescue plan according to the Finnish Rescue Decree.

The tenant shall ensure that the extinguishing, rescue and protection equipment, auxiliary equipment for extinguishing and rescue work, fire detectors and alarms, and other hazard detection equipment, exit signs and safety markings, emergency shelter equipment and devices provided for by the authorities or in the statutes on the leased premises in the tenant’s possession are operational and serviced and inspected as provided for by the authority responsible for rescue operations. To the extent the said equipment and devices serve the entire property or are a fixed part of the property, they are the landlord’s responsibility. In that case as well, the tenant has the responsibility to inform the landlord of any faults and defects observed in the equipment and devices.

12. Safety of the Object of Lease

Exits from the building and emergency roads, i.e. roads or access near to the building reserved for emergency vehicles, shall be kept clear at all times. Highly flammable material or other goods, which increase the risk of fire or hinder extinguishing a fire, shall not be stored unnecessarily in attics, cellars, under buildings or in their immediate vicinity. No goods may be stored by exit points or along routes to attics, cellars and storage areas.

13. Insurances

The tenant shall at its own expense take insurances deemed necessary by the tenant for its property inside the leased premises and the object of lease and for its activities carried out there. The property insurance taken by the landlord does not cover any possible damage incurred to the tenant’s property or any possible damage due to the disruption or disturbance in the tenant’s activities.

14. Assignment of the Lease, Re-lease and Sublease

The tenant may not without the landlord’s written consent assign the lease or otherwise transfer, re-lease or sublease the premises to another. The same applies to the changes of the tenant due to the transfer or demerger of the business.

Having obtained the landlord’s consent to re-lease or sublease, the tenant continues to be liable towards the landlord for the obligations under the lease agreement, unless otherwise agreed.

If the landlord has consented to the assignment of lease, the new tenant shall be liable for the obligations of the lease as of the moment of approval of the assignment, unless otherwise agreed in writing.

The tenant has the ability to assign to another Lionbridge subsidiary.

15. Removal

Upon the expiry of the lease agreement, the tenant shall vacate the leased premises in appropriate condition. The tenant shall at its own expense empty the leased premises (including yard areas) from the equipment and furnishings owned by the tenant as well as remove advertisements, neon lights, signs and plates as well as window decals installed by the tenant. Should the premises require cleaning, repairing or emptying, the landlord has the right to have the necessary work done at the tenant’s expense except for work caused by natural wear and tear.

Upon the expiry of the lease agreement, the tenant is obliged to return all keys and access cards etc. of the object of lease and the leased premises, otherwise the landlord has the right to sequence or otherwise change the locks at the tenant’s expense.

Upon the expiry of the term of lease, the tenant shall not receive compensation for any alterations or improvements carried out in the object of lease or on the leased premises, for loss of customers due to the removal, for removal costs or other costs or losses related to the removal from the premises. The landlord is not liable to pay the tenant compensation for possible goodwill value resulting from the business premises because it has been taken into account when agreeing on the rent.

16. Malfunctions

Temporary malfunctions in the operation of lifts as well as defects in water, sewage, heating and electricity and telecommunication connections or disruptions in the respective supply systems necessary for the maintenance of the property do not entitle the tenant to compensation or rent reduction. The landlord is not liable for possible damages incurred to the tenant’s property located on the leased premises or in the object of lease or to the tenant’s business activities, or for damages to a third party’s property in the tenant’s possession that may have been caused due to the aforementioned malfunctions, disruptions or leaks.

17. Taxes and Public Fees

If a new tax or a fee is assigned to leasing or the object of lease as a result of legislation or public measures or an existing tax rate or fee is increased, the landlord may add costs arising from this to the rent collected from the tenant.

A tax or a fee assigned to the object of lease means, among others, a tax or fee based on the property, environment, energy or energy efficiency. As regards a tax or fee applicable to the object of lease, the proportion of the ratio of the floor area of the leased premises compared to the entire floor area of the object of lease may be added to the rent.

18. Payment of the Adjusted Rent

The adjusted rent shall be paid as of the date of adjustment under the lease agreement. The landlord shall not waive its right to rent adjustment under the lease agreement even if the landlord did not send a notice of the rent adjustment.

19. Right to Disclose Information

Upon negotiations on the sale of the object of lease or any other such arrangement, or for statistical purposes or at the request of the authorities, the landlord may disclose information on the lease agreement and its terms and conditions to third parties.

20. Security

The tenant shall maintain, for the entire lease period, a security to the amount and of the nature as specified in the lease agreement. The security shall remain valid three (3) months after the agreed term of lease. If the tenant fails to pay any outstanding rent or penalty interest or fails to meet any other obligation arising from the lease agreement, the landlord has the right to realise the security without hearing the party providing the security and without judgment or decision.

The security remains valid upon amendments to the lease agreement until the landlord has been provided with a new security. The security can also be used for the compensation of use invoiced by the housing company/real estate company and for the compensation of any damage caused by the tenant to the housing company/real estate company. Upon the expiry of lease, the landlord shall without any delay and at the latest after the time set forth (3 months) in section 10 of the Finnish Act on Recovery to the Bankruptcy Estate return the security unless the tenant has any unfulfilled liabilities relating to the lease.

The landlord shall not pay any interest on the money standing as security.

21. Confidentiality

The tenant and all users of the leased premises are required to keep the security matters of the property confidential. The confidentiality obligation remains valid even after the expiry of the lease.

The landlord is obliged, notwithstanding situations referred to in section 19, to keep the information submitted to it confidential.

22. Applicable Law

Unless otherwise provided in this lease agreement, the Finnish Act on Commercial Leases valid at any given period shall apply.

This lease is governed by the applicable laws of Finland.

23. Interaction

The tenant and the landlord shall arrange meetings where necessary to assess the effectiveness of the terms and conditions of the lease and to determine any changed requirements.

24. Signatures

This lease agreement has been executed in two identical counterparts, one for each party.

We affirm that we have acquainted ourselves with this lease agreement and its appendices and agree to comply therewith. The landlord has informed the tenant of the grounds on which the landlord’s right to lease is based on and of any restrictions on this right.

Place and date	TAMPERE , 28.10.11

Landlord		Tenant
	WH2005 / NIAM III East Holding Ltd	Lionbridge Testing Services Oy

/s/ Markku Laulunen		/s/ Sanna Piha

25. Concepts

The concepts of this lease agreement and its appendices are interpreted in accordance with the concepts of the Finnish Association of Building Owners and Construction Clients (RAKLI) and the Institute for Real Estate Economics (KTI).

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